Exhibit 99.1
Alpha Natural Resources and Foundation Coal Holdings
Complete Merger, Creating
One of America’s Largest Coal Producers
ABINGDON, VA, July 31, 2009 — Alpha Natural Resources, Inc. (NYSE: ANR) and Foundation Coal Holdings, Inc. (NYSE: FCL) announced today that they have completed their merger, creating one of America’s foremost coal producers.
Stockholders of both companies approved the transaction at special stockholder meetings held today.
The new company, which will retain the name Alpha Natural Resources and continue to trade on the NYSE under the ticker symbol “ANR,” becomes the third-largest coal producer in the U.S., with 2008 pro forma revenues of $4.2 billion. With the closing of the merger, Alpha now operates more than 60 coal mines and 14 preparation plants, maintains one of the most expansive geographic footprints in the industry, and controls reserves of more than 2.3 billion tons of coal.
Kevin Crutchfield, whose previously announced appointment to chief executive officer of Alpha Natural Resources becomes effective today, said, “This is an exciting day for our shareholders, employees and customers. With this merger, we have created a stronger, more diversified company with the balance, size and scale to compete successfully in today’s market environment. Our combined production, demonstrated marketing expertise and vastly enhanced reserve base, as well as our strong balance sheet and credit profile, provide a tremendous foundation to invest in future growth for the benefit of all our stakeholders.”
Effective with the completion of the merger, Michael Quillen, previously Alpha’s chairman and chief executive officer, becomes executive chairman of the combined company; Kurt Kost, previously Foundation’s president and chief operating officer, becomes president of the combined company; and James Roberts, previously Foundation’s chairman and CEO, joins the combined company’s board of directors.
In accordance with the terms of the definitive merger agreement announced on May 12, 2009, Foundation stockholders are entitled to receive 1.0840 shares of the new combined company for each share of Foundation common stock they owned at today’s closing, and each share of Alpha automatically became one share of the new combined company. As a result of the stock-for-stock exchange, Foundation stockholders now own approximately 41 percent and Alpha stockholders now own approximately 59 percent of the new company on a fully diluted basis.
ANRG
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About Alpha Natural Resources
The merger with Foundation Coal positions Alpha Natural Resources as one of America’s premier coal suppliers, ranked third-largest as measured by combined 2008 coal sales. Alpha is the nation’s leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country. The company and its subsidiaries operate 61 mines and 14 coal preparation facilities in the regions of Northern and Central Appalachia and the Powder River Basin, with approximately 6,200 employees and 2008 combined revenues of more than $4 billion.
Investor and Media Contacts
Ted Pile
Vice President, Corporate Communications
Tel: 276-623-2920
Email: tpile@alphanr.com
Todd Allen
Vice President, Investor Relations
Tel. 410-689-7632
Email: tallen@foundationcoal.com
Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:
•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•	changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential carbon or greenhouse gas related legislation;
•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;
•	ongoing instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
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•	our ability to integrate the operations we have acquired or developed with our existing operations successfully, as well as those operations that we may acquire or develop in the future;
•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	our relationships with, and other conditions affecting, our customers;
•	changes in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit and pension obligations;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our credit facility and the indenture governing our convertible notes;
•	certain terms of our convertible notes, including any conversions, that may adversely impact our liquidity; and
•	weather conditions or catastrophic weather-related damage.
These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
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